EXHIBIT 1

FS Development Holdings II, LLC

Foresite Capital Fund V, L.P.

Foresite Capital Management V, LLC

Foresite Capital Opportunity Fund V, L.P.

Foresite Capital Opportunity Management V, LLC

James Tananbaum

900 Larkspur Landing Circle, Suite 150
Larkspur, CA 94939

April 20, 2023

Board of Directors

Pardes Biosciences, Inc.

2173 Salk Ave, Suite 250, PMB#052

Carlsbad, California 92008

Re:	Non-Binding Expression of Interest

Dear Members of the Board of Directors:

On behalf of FS Development Holdings II, LLC, Foresite Capital Fund V, L.P., Foresite Capital Management V, LLC, Foresite Capital Opportunity Fund V, L.P., Foresite Capital Opportunity Management V, LLC, James Tananbaum and their affiliated investment funds and persons (collectively, “Foresite”, “we” or “our”), we are writing to outline our intent to explore and evaluate a potential acquisition of all of the outstanding shares of common stock (the “Common Shares”) of Pardes Biosciences, Inc. (the “Company”) not already owned by Foresite in a going-private transaction (a “Transaction”). As you know, Foresite currently beneficially owns approximately 27.24% of the issued and outstanding Common Shares.

We believe that a Transaction can offer the Company’s shareholders a highly attractive opportunity to de-risk their investment by obtaining immediate liquidity and certainty of value, which can provide superior value to the Company’s shareholders. We wish to emphasize that, in our capacity as a stockholder of the Company, we are only interested in acquiring the shares of the Company we do not currently own, and accordingly we have no interest in a sale of our holdings in the Company or in participating in an alternative change of control transaction involving the Company. In our capacity as a stockholder of the Company, we would not vote in favor of any alternative sale, merger or similar transaction involving the Company.

We expect to engage in communications and discussions with the Company, members of the Board of Directors (the “Board”), the Special Committee (as defined below) and management of the Company, other current or prospective shareholders of the Company, potential co-investors and financing sources (including current or potential investors in funds managed by Foresite), investment and financing professionals, industry analysts and other knowledgeable industry or market observers and participants, and other interested parties regarding a potential transaction and/or the matters set forth in this letter (this “Letter”), and may exchange information with such persons pursuant to appropriate confidentiality or similar agreements.

We recognize that the Board will evaluate any proposal independently before it can make its determination whether to endorse it. In addition, we expect that a special committee composed of independent and disinterested directors of the Company appointed by the Board (a “Special Committee”) will consider any and all of our proposals carefully and make a recommendation to the Board; we expect that the Special Committee will retain legal and financial advisors for assistance. Moreover, we will condition the consummation of any Transaction involving us upon the non-waivable condition requiring approval of the stockholders holding at least a majority of all the issued and outstanding Common Shares not held by us or our affiliates. We will not move forward with any Transaction unless it is approved by such Special Committee (with the assistance of its legal and financial advisors) and a majority of such unaffiliated stockholders. If the Special Committee does not recommend or the public stockholders of the Company do not approve a proposed transaction with us, such determination would not adversely affect our future relationship with the Company and we would intend to remain as a long-term stockholder.

This Letter constitutes an expression of interest only, and we reserve the right to withdraw or modify it in any manner. This Letter does not include or constitute a binding offer to acquire the Company or any securities or assets of the Company, or a proposal of definitive terms for any transaction. Please be advised that we intend to promptly file Schedule 13D amendments, including a copy of this Letter, with the Securities and Exchange Commission.

Very truly yours,

FS DEVELOPMENT HOLDINGS II, LLC

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

FORESITE CAPITAL FUND V, L.P.

By:	Foresite Capital Management V, LLC
Its:	General Partner

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

FORESITE CAPITAL MANAGEMENT V, LLC

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

FORESITE CAPITAL OPPORTUNITY FUND V, L.P.

By:	Foresite Capital Opportunity Management V, LLC
Its:	General Partner

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

FORESITE CAPITAL OPPORTUNITY MANAGEMENT V, LLC

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

By:	/s/ James B. Tananbaum
Name:	James B. Tananbaum